                                                                     Exhibit 2.1
                                                                     ===========



================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                      HALIS, Inc., a Georgia corporation,

                  SMG Acquisition Co.,  a Georgia corporation,

           Software Manufacturing Group, Inc., a Georgia corporation,

                                      and

             the Shareholders of Software Manufacturing Group, Inc.


                          ----------------------------

                          Dated as of January 24, 1997

                          ----------------------------



================================================================================

                               TABLE OF CONTENTS

                                                                              Page
SECTION 1.  DESCRIPTION OF TRANSACTION........................................  1
     1.1    Merger of SMG into the Subsidiary.................................  1
     1.2    Effect of Merger..................................................  1
     1.3    Closing; Effective Time...........................................  1
     1.4    Articles of Incorporation and Bylaws; Directors and Officers......  2
     1.5    Conversion of Shares..............................................  2
     1.6    Closing of SMG Transfer Books.....................................  2
     1.7    Exchange of Certificates..........................................  3
     1.8    Merger Consideration..............................................  4
     1.9    Tax Consequences..................................................  6
     1.10   Further Action....................................................  6

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SMG AND THE SHAREHOLDERS........  6
     2.1    Due Organization; No Subsidiaries; Etc............................  6
     2.2    Articles of Incorporation and Bylaws; Records.....................  7
     2.3    Capitalization, Etc...............................................  7
     2.4    Financial Statements..............................................  8
     2.5    Absence of Changes................................................  8
     2.6    Title to Assets................................................... 10
     2.7    Bank Accounts; Receivables; Customers............................. 10
     2.8    Equipment; Leasehold.............................................. 11
     2.9    Proprietary Assets................................................ 11
     2.10   Contracts......................................................... 13
     2.11   Liabilities....................................................... 15
     2.12   Compliance with Legal Requirements................................ 15
     2.13   Governmental Authorizations....................................... 15
     2.14   Tax Matters....................................................... 16
     2.15   Employee and Labor Matters; Benefit Plans......................... 17
     2.16   Environmental Matters............................................. 19
     2.17   Sale of Products; Performance of Services......................... 20
     2.18   Insurance......................................................... 20
     2.19   Related Party Transactions........................................ 20
     2.20   Legal Proceedings; Orders......................................... 21
     2.21   Authority; Binding Nature of Agreement............................ 21
     2.22   Non-Contravention; Consents....................................... 22
     2.23   Software.......................................................... 22
     2.24   Full Disclosure................................................... 23

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF HALIS AND THE SUBSIDIARY........ 23
     3.1    SEC Filings; Financial Statements; Private Placement Memorandum .. 24
     3.2    Authority; Binding Nature of Agreement............................ 24

     3.3    Valid Issuance.................................................... 24
     3.4    Investment Intent................................................. 25
     3.5    Articles of Incorporation and Bylaws of Subsidiary................ 25
     3.6    Organization and Business of Subsidiary........................... 25
     3.7    Ownership of SMG.................................................. 25

SECTION 4.  CERTAIN COVENANTS OF SMG AND THE SHAREHOLDERS..................... 25
     4.1    Access and Investigation.......................................... 25
     4.2    Operation of SMG's Business....................................... 25
     4.3    Notification; Updates to Disclosure Schedule...................... 27
     4.4    No Negotiation.................................................... 28

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES............................... 28
     5.1    Filings and Consents.............................................. 28
     5.2    Public Announcements.............................................. 29
     5.3    Best Efforts...................................................... 29
     5.4    Employment and Noncompetition Agreements.......................... 29
     5.5    Release........................................................... 29
     5.6    FIRPTA Matters.................................................... 29
     5.7    Employee Retention................................................ 29
     5.8    Capital Contribution.............................................. 30
     5.9    Information Statement............................................. 30
     5.10   Assistance in Stock Sales......................................... 30

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF
            HALIS AND THE SUBSIDIARY.......................................... 30
     6.1    Accuracy of Representations....................................... 30
     6.2    Performance of Covenants.......................................... 30
     6.3    Consents.......................................................... 31
     6.4    Agreements and Documents.......................................... 31
     6.5    No Material Adverse Change........................................ 31
     6.6    FIRPTA Compliance................................................. 31
     6.7    Rule 506.......................................................... 31
     6.8    No Restraints..................................................... 31
     6.9    No Legal Proceedings.............................................. 32
     6.10   Completion of Due Diligence....................................... 32
     6.11   Shareholder Investment Certifications............................. 32
     6.12   Existing Bank Indebtedness........................................ 32
     6.13   Existing Cone Indebtedness........................................ 32

SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SMG
            AND THE SHAREHOLDERS.............................................. 32
     7.1    Accuracy of Representations....................................... 32
     7.2    Performance of Covenants.......................................... 32

     7.3    Consents.......................................................... 32
     7.4    Agreements and Documents.......................................... 33
     7.5    No Restraints..................................................... 33
     7.6    Stock Price....................................................... 33
     7.7    No Material Adverse Change........................................ 33
     7.8    Releases.......................................................... 33

SECTION 8.  TERMINATION....................................................... 33
     8.1    Termination Events................................................ 33
     8.2    Termination Procedures............................................ 34
     8.3    Effect of Termination............................................. 34

SECTION 9.  INDEMNIFICATION, ETC.............................................. 34
     9.1    Survival of Representations and Warranties........................ 34
     9.2    Shareholders' Indemnity Agreement................................. 35
     9.3    Indemnity Agreement of HALIS and the Surviving Corporation........ 36
     9.4    Indemnification Procedure......................................... 36
     9.5    Set-off........................................................... 37
     9.6    Limitations on Liability of the Shareholders...................... 37

SECTION 10. REGISTRATION OF SHARES............................................ 38
     10.1   Certain Definitions............................................... 38
     10.2   Registration Under Securities Act, Etc............................ 39
     10.3   Incidental Registration........................................... 41
     10.4   Registration Procedures........................................... 42
     10.5   Underwritten Offerings............................................ 44
     10.6   Preparation; Reasonable Investigation............................. 46
     10.7   Indemnification................................................... 47
     10.8   Amendments and Waivers............................................ 49
     10.9   Nominees for Beneficial Owners.................................... 49

SECTION 11. MISCELLANEOUS PROVISIONS.......................................... 49
     11.1   Shareholders' Agent............................................... 49
     11.2   Further Assurances................................................ 49
     11.3   Fees and Expenses................................................. 50
     11.4   Attorneys' Fees................................................... 50
     11.5   Notices........................................................... 50
     11.6   Confidentiality................................................... 51
     11.7   Time of the Essence............................................... 51
     11.8   Headings.......................................................... 51
     11.9   Counterparts...................................................... 52
     11.10  Governing Law; Venue.............................................. 52
     11.11  Successors and Assigns............................................ 52
     11.12  Remedies Cumulative; Specific Performance......................... 52


     11.13  Waiver............................................................ 53
     11.14  Amendments........................................................ 53
     11.15  Severability...................................................... 53
     11.16  Parties in Interest............................................... 53
     11.17  Entire Agreement.................................................. 53
     11.18  Construction...................................................... 54

                                   EXHIBITS

Exhibit A   -    Shareholders

Exhibit B   -    Certain Definitions

Exhibit C   -    Directors and Officers of Surviving Corporation

Exhibit D   -    Forms of Employment Agreement and Noncompetition Agreement

Exhibit E   -    Form of Release

Exhibit F   -    Persons to execute Estoppel Certificates

Exhibit G   -    Form of Shareholder Investment Certification

** Certain schedules and exhibits are not included with this filing. A copy of any omitted exhibit or schedule will be furnished supplementally to the Commission upon request. **

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 24, 1997, by and among: HALIS, INC., a Georgia corporation ("HALIS"); SMG ACQUISITION CO., a Georgia corporation and a wholly owned subsidiary of HALIS (the "Subsidiary"); SOFTWARE MANUFACTURING GROUP, INC., a Georgia corporation ("SMG"); and the parties identified on Exhibit A, who are all the shareholders of SMG (the "Shareholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

          A. HALIS, SMG and the Subsidiary intend to effect a merger of SMG into the Subsidiary in accordance with this Agreement and the Georgia Business Corporation Code (the "Merger"). Upon consummation of the Merger, SMG will cease to exist, and the Subsidiary will continue to exist as the surviving corporation of the Merger.

          B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          C. This Agreement has been adopted and approved by the respective boards of directors of HALIS, SMG and the Subsidiary.

          D. The capitalization of SMG consists of 100,000 shares of the voting common stock, no par value per share, of which 5,120 shares are issued and outstanding (the "SMG Common Stock") as of the date of this Agreement.

                                   AGREEMENT

          The parties to this Agreement agree as follows:

SECTION 1.   DESCRIPTION OF TRANSACTION

     1.1 MERGER OF SMG INTO THE SUBSIDIARY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), SMG shall be merged with and into the Subsidiary, and the separate existence of SMG shall cease. The Subsidiary will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Business Corporation Code.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, 3343 Peachtree Road, Suite 1800, Atlanta, Georgia 30326, at 10:00 a.m. local time on January 24, 1997, or at such other time and date during the period from January 24, 1997 through February 15, 1997, as the parties shall designate (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger for the merger of SMG into the Subsidiary, conforming to the requirements of the Georgia Business Corporation Code, shall be filed with the Secretary of State of the State of Georgia. The Merger shall take effect at the time such certificate of merger is filed with the Secretary of State of the State of Georgia (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless the parties agree otherwise prior to the Effective Time:

          (a) the Articles of Incorporation of the Subsidiary shall continue as the Articles of Incorporation of the Surviving Corporation;

          (b) the Bylaws of the Subsidiary shall continue as the Bylaws of the Surviving Corporation;

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C; and

          (d) as soon as practicable after the Closing Date, the name of the Surviving Corporation shall be changed to Software Manufacturing Group, Inc.

     1.5 CONVERSION OF SHARES.

          (a) Subject to Sections 1.7(b), at the Effective Time, by virtue of the Merger and without any further action on the part of HALIS, SMG, the Subsidiary or any Shareholder, each share of SMG Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and converted into the right to receive a pro rata share of the aggregate Merger Consideration described in Section 1.8.

          (b) If any shares of SMG Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with SMG, then the shares of HALIS Common Stock issued in exchange for such shares of SMG Common Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of HALIS Common Stock may accordingly be marked with appropriate legends.

     1.6 CLOSING OF SMG TRANSFER BOOKS. At the Effective Time, the holders of certificates representing shares of SMG Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as

Shareholders of SMG, and the stock transfer books of SMG shall be closed with respect to all shares of such SMG Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of SMG capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of SMG Common Stock (an "SMG Stock Certificate") is presented to HALIS, such SMG Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  EXCHANGE OF CERTIFICATES.

          (a) At the Closing, each Shareholder shall surrender its respective SMG Stock Certificate(s) to the Surviving Corporation, together with such transmittal documents as the Surviving Corporation may reasonably require, and the Surviving Corporation shall deliver to such Shareholder a certificate of HALIS Common Stock representing such Shareholder's pro rata share of the aggregate Merger Consideration to be paid at Closing pursuant to Section 1.8.

          (b) No fractional shares of HALIS Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Shareholder who would otherwise be entitled to receive a fraction of a share of HALIS Common Stock (after aggregating all fractional shares of HALIS Common Stock issuable to such holder) shall, upon surrender of such Shareholder's SMG Stock Certificate(s), be paid in cash at a rate of $2.00 per share in lieu of such fractional shares.

          (c) Until surrendered as contemplated by this Section 1.7, each SMG Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a pro rata share of the Merger Consideration. If any SMG Stock Certificate shall have been lost, stolen or destroyed, HALIS may, in its discretion and as a condition precedent to the issuance of any certificate representing HALIS Common Stock, require the owner of such lost, stolen or destroyed SMG Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as HALIS may reasonably direct) as indemnity against any claim that may be made against HALIS with respect to such SMG Stock Certificate.

          (d) The shares of HALIS Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN

          OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (e) HALIS shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of SMG Common Stock pursuant to this Agreement such amounts as HALIS may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f) HALIS shall not be liable to any holder or former holder of SMG Common Stock for any shares of HALIS Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to, and in compliance with, any applicable abandoned property, escheat or similar law.

     1.8  MERGER CONSIDERATION.

     (a) The aggregate merger consideration to be paid by HALIS to the Shareholders in consideration of the Merger ("Merger Consideration") shall consist of the Initial Merger Consideration and, subject to subparagraphs 1.8(c), (d), (e), (f) and (g) below, the Contingent Merger Consideration, each as hereinafter defined.

     (b) The Initial Merger Consideration shall consist of 3,072,000 shares of HALIS Common Stock. The Initial Merger Consideration shall be paid to the Shareholders on a pro-rata basis determined by the number of outstanding shares of SMG Common Stock on the Closing Date. Certificates representing the Initial Merger Consideration shall be delivered to the Shareholders at Closing or at such later date as the Shareholders may agree.

     (c) The Contingent Merger Consideration shall consist of shares of HALIS Common Stock having an aggregate value calculated in accordance with subparagraph 1.8(e) below. Certificates representing the Contingent Merger Consideration, if any, will be delivered to the Shareholders not later than 30 days after the final Cash Flow, Net Income and Revenues Determination (as defined in subparagraph 1.8(g)) in accordance with subparagraph 1.8(g).

     (d) The Contingent Merger Consideration shall be payable to the Shareholders only if all of the following conditions are met:

          (i) the Surviving Corporation shall have positive Cash Flow (as defined in subparagraph 1.8(f)) for the fiscal year ending December 31, 1997 (the "Determination Period");

          (ii) the Surviving Corporation shall have Net Income (as defined in subparagraph 1.8(f)) of at least $1.00 for the Determination Period; and

          (iii) the Surviving Corporation shall have Revenues (as defined in subparagraph 1.8(f)) of more than $2,800,000 for the Determination Period.

     (e) If all the conditions set forth in subparagraph 1.8(d) above are met, the Contingent Merger Consideration shall be calculated as follows. The Contingent Merger Consideration shall equal that number of shares of HALIS Common Stock having an aggregate value, based on a per share price equal to the higher of (i) $1.75 or (ii) the average bid and ask price of HALIS Common Stock for the final ten trading days of calendar year 1997, equal to the product of
(Y) the amount by which Revenues of the Surviving Corporation for the Determination Period exceeds $2,800,000, multiplied by (Z) two.

     (f) For purposes of calculation of the Contingent Merger Consideration, the following definitions shall apply:

          (i) "Cash Flow" shall mean all cash funds derived from operations, without reduction for any non-cash charges, but less funds used to pay current operating expenses, determined in accordance with generally accepted accounting principles;

          (ii) "Net Income" shall mean net income, determined in accordance with generally accepted accounting principles; and

          (iii) "Revenues" shall mean total income on an accrual basis, determined in accordance with generally accepted accounting principles.

     For purposes of calculation of the Contingent Merger Consideration only, Cash Flow, Net Income and Revenues of the Surviving Corporation shall also include the Cash Flow, Net Income and the Revenues for SMG from and after January 1, 1997 through the Closing Date.

     (g) For purposes of calculation of the Contingent Merger Consideration, the Cash Flow, Net Income and Revenues of the Surviving Corporation for the Determination Period shall be determined by the Surviving Corporation's independent certified public accountants within 120 days following the end of the Determination Period (the "Cash Flow, Net Income and Revenues Determination"). Within five business days after receiving the Cash Flow, Net Income and Revenues Determination, HALIS shall deliver same to the Shareholders' Agent (as defined in Section 11.1). If the Shareholders' Agent does not deliver a list of written objections to the Cash Flow, Net Income and Revenues Determination ("Objection Notice") to HALIS within 30 days following delivery to the Shareholders' Agent, the Cash Flow, Net Income and Revenues Determination shall become final and binding upon the parties. If the Shareholders' Agent delivers an Objection Notice within such 30-day period, the parties will endeavor to reconcile any differences and agree upon a final Cash Flow, Net Income and Revenues Determination. If the parties are unable to agree upon a final Cash Flow, Net Income and Revenues Determination within 30 days following delivery of the Objection Notice, at the request of either party the outstanding matters shall be submitted for resolution by a mutually acceptable accounting firm of recognized national or regional standing with offices in the Atlanta area. If the parties are unable to agree upon a mutually acceptable accounting firm, one will be selected by HALIS at random from a list of the ten largest Atlanta offices of certified public accounting firms having no prior affiliation with HALIS, SMG, the Surviving Corporation or the Shareholders. Each of HALIS and the Shareholders shall bear 50% of the fees and expenses of the accounting firm so selected. Such accounting firm shall promptly prepare a final Cash Flow, Net Income and Revenues Determination and its conclusions shall be final and binding upon the parties.

     1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is reasonably determined by HALIS to be necessary or desirable to carry out the purposes of this Agreement or to vest Subsidiary with full right, title and possession of and to all rights and property of SMG, the officers and directors of HALIS shall be fully authorized (in the name of SMG and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SMG AND THE SHAREHOLDERS

          SMG and the Shareholders (other than Burch G. Cameron) jointly and severally represent and warrant, to and for the benefit of HALIS and the Subsidiary, as follows as of the date hereof and as of the Closing Date:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) SMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (b) SMG has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "OPMS" and "Software Manufacturing Group."

          (c) SMG is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on SMG. SMG is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the SMG's board of directors, (ii) the names of the members of each committee of SMG's board of directors, and (iii) the names and titles of SMG's officers.

          (e) SMG has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. SMG has delivered to HALIS accurate and complete copies of: (i) SMG's articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of SMG; and
(iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of SMG, the board of directors of SMG and all committees of the board of directors of SMG. There have been no meetings or other proceedings or actions of the shareholders of SMG, the board of directors of SMG or any committee of the board of directors of SMG that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of SMG's articles of incorporation or bylaws or of any resolution adopted by SMG's shareholders, SMG's board of directors or any committee of SMG's board of directors. The books of account, stock records, minute books and other records of SMG are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of SMG consists of 100,000 shares of common stock, of which 5,120 shares have been issued and are outstanding. There are no shares of capital stock held in SMG's treasury. Part 2.3(a) of the Disclosure Schedule sets forth the names of SMG shareholders and the number of shares of SMG common stock owned of record by each of such shareholders. All of the outstanding shares of SMG common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer.

          (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the capital stock or other securities of SMG; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of SMG; (iii) Contract under which SMG is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of SMG. Except as set forth in Part 2.3(b) of the Disclosure Schedule, SMG has never issued or granted any option, call, warrant or right to acquire, or otherwise relating to, any shares of its capital stock or other securities.

          (c) All outstanding shares of SMG Common Stock have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, SMG has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by SMG were reacquired in compliance with (i) the applicable provisions of the Georgia Business Corporation Code and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) SMG has delivered to HALIS the following financial statements (collectively, the "Company Financial Statements"):

               (i) the balance sheet of SMG as of December 31, 1995, and the related statements of income, shareholders' equity and cash flow of SMG for the year then ended; and

               (ii) the unaudited balance sheet of SMG as of October 31, 1996 (the "Interim Balance Sheet"), and the related unaudited statements of income, shareholders' equity and cash flow of SMG for the ten-month period then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of SMG as of the respective dates thereof and the results of operations and cash flows of SMG for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered except that the Company Financial Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since October 31, 1996:

          (a) there has not been any material adverse change in SMG's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on SMG;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of SMG's assets (whether or not covered by insurance);

          (c) SMG has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) SMG has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) there has been no amendment to SMG's articles of incorporation or bylaws, and SMG has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) SMG has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (g) SMG has not made any capital expenditure which, when added to all other capital expenditures made by SMG since October 31, 1996, exceeds $25,000 in the aggregate;

          (h) SMG has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was party or under which it has or has had any rights or obligations;

          (i) SMG has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with SMG's past practices;

          (j) SMG has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) SMG has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with SMG's past practices;

          (l) SMG has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money, except for loans from Charles Cone, Jr. ("Cone") for working capital in an aggregate amount not to exceed $25,000;

          (m) SMG has not (i) established, adopted or amended any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (n) SMG has not changed any of its methods of accounting or accounting practices in any respect;

          (o) SMG has not made any Tax election;

          (p) SMG has not commenced or settled any legal Proceeding;

          (q) SMG has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (r) SMG has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6  TITLE TO ASSETS.

          (a) SMG owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b), 2.8 and 2.9 of the Disclosure Schedule and all of SMG's rights under the Contracts identified in
Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in SMG books and records as being owned by SMG. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by SMG free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of SMG.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to SMG.

     2.7  BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of SMG at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of SMG as of October 31, 1996. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of SMG (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 1996 and have not yet been collected) (i) represent valid obligations of customers of SMG arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate.

          (c) Part 2.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together with such Person's affiliates) accounted for more than two percent (2%) of the net revenues of SMG in 1995 or 1996. Except as disclosed in Part 2.7(c) of the Disclosure Schedule, SMG has not received any notice or other communication indicating that any customer or other Person identified in Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with SMG or to reduce the volume of business transacted by such Person with SMG below historical levels.

          (d) Part 2.7(d) of the Disclosure Schedule provides a list of all pending and unfilled orders as of the date specified received by SMG for products, systems and services.

     2.8  EQUIPMENT; LEASEHOLD.

          (a) Part 2.8 of the Disclosure Schedule provides a list of all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to SMG. The assets identified in Part 2.8 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of SMG's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

          (b) SMG does not own any real property or any interest in real property, except for the leasehold(s) created under the real property lease(s) identified in Part 2.10(a) of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other material Company Proprietary Assets owned by SMG. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by SMG (except for any Company Proprietary Asset that is licensed to SMG under any third party software license generally available to the public at a cost of less than $1,000), and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by SMG. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, SMG has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule and except for any Company Proprietary Asset licensed to SMG under any third party license generally available to the public, SMG is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
Part 2.9(a)(6) of the Disclosure Schedule, SMG is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis.

          (b) SMG has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, SMG has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than SMG, or consultants or independent contractors listed in Part 2.9(f)(2) of the Disclosure Schedule) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

          (c) To the best knowledge of SMG and the Shareholders, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best knowledge of SMG and the Shareholders, SMG is not infringing, misappropriating or making any unlawful use of, and SMG has not at any time infringed, misappropriated or made any unlawful use of, any Proprietary Asset owned or used by any other Person. SMG has not received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of SMG and the Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of SMG; and (ii) there has not been any material claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of SMG, and, to the best of the knowledge of SMG and the Shareholders, there is no basis for any such claim.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable SMG to conduct its business in the manner in which such business has been conducted and in the manner in which such business is proposed to be conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) SMG has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) SMG has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) Except as set forth in Part 2.9(f)(1) of the Disclosure Schedule, all current and former employees of SMG have executed and delivered to SMG's employee handbook containing written employee confidentiality requirements that are substantially identical to the form attached to the Disclosure Schedule as Appendix 2.9(f)(1). Except as set forth in Part 2.9(f)(2) of the Disclosure Schedule, SMG has never engaged or received services from any consultant or independent contractor in connection with the design or development of any Proprietary Asset, and each such consultant or independent contractor so engaged has executed and delivered to SMG written confidentiality agreements that are substantially identical to the form attached to the Disclosure Schedule as Appendix 2.9(f)(2).

     2.10 CONTRACTS.

          (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract presently in force that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

               (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) any Contract imposing any restriction on SMG's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) any Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by SMG;

               (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

               (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

               (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract between SMG and any contractor or subcontractor to any Governmental Body);

               (xi) any Contract entered into outside the ordinary course of business or inconsistent with SMG past practices;

               (xii) any Contract that has a term of more than 60 days and that may not be terminated by SMG (without penalty) within 60 days after the delivery of a termination notice by SMG; and

               (xiii) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (B) the performance of services having a value in excess of $5,000 in the aggregate.

          (b) SMG has delivered to HALIS accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10(a) of the Disclosure
Schedule is valid and in full force and effect, and is enforceable by SMG in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.10(c) of the Disclosure Schedule:

               (i) SMG has not violated or breached, or committed any default under, any Company Contract, which violation, breach or default would have a Material Adverse Effect, and, to the best of the knowledge of SMG and the Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the best of the knowledge of SMG and the Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
     (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) SMG has not received any notice or other communication regarding (A) any actual or possible violation or breach of, or default under, any Company Contract, or (B) any actual or possible termination of any Company Contract; and

               (iv) SMG has not waived any of its material rights under any Contract.

          (d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to SMG under any Company Contract or any other term or provision of any Company Contract.

          (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable SMG to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

          (f) Part 2.10(f) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any pending bid, offer or proposal has been submitted or received by SMG.

     2.11 LIABILITIES.

          (a) SMG has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet;
(ii) accounts payable or accrued salaries that have been incurred by SMG since October 31, 1996, in the ordinary course of business and consistent with SMG's past practices; and (iii) the liabilities identified in Part 2.11(a) of the Disclosure Schedule.

          (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of SMG "deferred support revenue," all related obligations and other liabilities of SMG, and all liabilities other than accounts payable and accrued salaries that have been incurred by SMG in the ordinary course of business consistent with past practices since October 31, 1996.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. SMG is, and has at all times since January 7, 1986 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have in any individual case or in the aggregate, a Material Adverse Effect on SMG. Except as set forth in Part 2.12 of the Disclosure Schedule, since January 7, 1986, SMG has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by SMG, and SMG has delivered to HALIS accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable SMG to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted. SMG is, and at all times since January 7, 1986 has been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. Since January 7, 1986, SMG has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of SMG with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. SMG has delivered to HALIS accurate and complete copies of all Company Returns filed since January 1, 1991.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for state sales and use taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. SMG will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from October 31, 1996, through the Closing Date, and SMG will disclose the dollar amount of such reserves to HALIS on or prior to the Closing Date.

          (c) Each Company Return relating to income Taxes that has been filed with respect to any period ended on or prior to January 1, 1991, by virtue of the expiration of the limitation period under applicable Legal Requirements, is no longer subject to examination and audit by any Governmental Body. Except as set forth in Part 2.14(c) of the Disclosure Schedule, there has been no examination or audit of any Company Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. SMG has delivered to HALIS accurate and complete copies of all audit reports and similar documents (to which SMG has access) relating to the Company Returns. Except as set forth in
Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by SMG or any other Person), and no such extension or waiver has been requested from SMG.

          (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to SMG in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by SMG. There are no liens for Taxes upon any of the assets of SMG, except liens for current Taxes not yet due and payable. SMG has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. SMG has not been, and SMG will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of SMG that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. SMG is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.15(a) of the Disclosure Schedule contains a list of all salaried employees of SMG as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. SMG is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

          (b) Part 2.15(b) of the Disclosure Schedule identifies each employee of SMG who is not fully available to perform work because of disability or other leave, and sets forth the basis of such leave and the anticipated date of return to full service.

          (c) Part 2.15(c) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by SMG for the benefit of any current or former employee of SMG.

          (d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, SMG does not maintain, sponsor or contribute to, and, to the best of the knowledge of SMG and the Shareholders, SMG has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2)) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of SMG (a "Pension Plan").

          (e) SMG does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of SMG (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (f) With respect to each Plan, SMG has delivered to HALIS:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report (if required under ERISA) with respect to such Plan for each of 1994 and 1995;

               (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan, and (B) each material employee communication relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (g) SMG is not required to be, and, to the best of the knowledge of SMG and the Shareholders, SMG has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. SMG has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of SMG and the Shareholders, SMG has never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in
Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA.

          (h) SMG does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law).

          (i) Except with respect to health and medical benefits provided to James H. Whitmire, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of SMG after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of SMG (or their beneficiaries)).

          (j) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (k) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.

          (l) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither SMG nor any Shareholder is aware of any reason why any such determination letter should be revoked.

          (m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former employee or director of SMG (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (n) SMG is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment.

          (o) SMG has good labor relations, and neither SMG nor any of the Shareholders has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on SMG's labor relations, or (ii) any of SMG's employees intends to terminate his or her employment with SMG.

     2.16 ENVIRONMENTAL MATTERS. SMG is and has at all times been in compliance, in all material respects, with all applicable Environmental Laws. SMG possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and SMG is and has at all times been in compliance with the terms and requirements of all such Governmental

Authorizations. SMG has not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that SMG is not in compliance with any Environmental Law, and, to the best of the knowledge of SMG and the Shareholders, there are no circumstances that could reasonably be expected to prevent or interfere with SMG compliance with any Environmental Law in the future. To the best of the knowledge of SMG and the Shareholders, no current or prior owner of any property leased or controlled by SMG has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or SMG is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by SMG pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

     2.17 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

          (a) Other than normal returns for refunds in the ordinary course of business at levels consistent with past experience under SMG's standard return policy, SMG will not incur or otherwise become subject to any material liability arising from (i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, supplied, installed, repaired, licensed or made available by SMG on or prior to the Closing Date, or
(ii) any consulting services, installation services, programming services, repair services, maintenance services, training services, support services or other services performed by SMG on or prior to the Closing Date.

          (b) Except as set forth in Part 2.17(b) of the Disclosure Schedule, no customer or other Person has, at any time since January 1, 1991, asserted or threatened to assert any claim against SMG (other than claims that have been resolved satisfactorily at no material cost to SMG) under or based upon (i) any warranty provided by or on behalf of SMG, or (ii) any services performed by SMG.

     2.18 INSURANCE. Part 2.18 of the Disclosure Schedule provides a summary description with respect to each insurance policy maintained by, at the expense of or for the benefit of SMG and with respect to any claims made thereunder. SMG has delivered to HALIS accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since January 1, 1991, SMG has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 7, 1986 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of SMG; (b) no Related Party is, or has at any time since January 7, 1986 been, indebted to SMG ; (c) since January 7, 1986, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving SMG; (d) no Related Party is competing, or has at any time since January 7, 1986 competed, directly or indirectly, with SMG; and
(e) no Related Party has any claim or right against SMG (other than rights to receive compensation for services performed as an employee of SMG ). For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time since January 7, 1986 been, an officer or director of SMG;
(iii) each individual who is, or who at any time since January 7, 1986 has been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than SMG ) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     2.20 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the best of the knowledge of SMG and the Shareholders, no Person has threatened to commence any Legal Proceeding:
(i) that involves SMG or any of the assets owned or used by SMG; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of SMG and the Shareholders, except as set forth in Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.20(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, SMG.

          (c) There is no order, writ, injunction, judgment or decree to which SMG, or any of the assets owned or used by SMG, are subject. Neither the Shareholders nor SMG is subject to any order, writ, injunction, judgment or decree that relates to SMG business or to any of the assets owned or used by SMG. To the best of the knowledge of SMG and the Shareholders, no officer or other employee of SMG is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to SMG's business.

     2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Shareholders and SMG have the absolute and unrestricted right, power and authority to enter into and to perform their respective obligations under this Agreement; and the execution, delivery and performance by SMG of this Agreement has been duly authorized by all necessary action on the part of SMG and its board of directors and shareholders. This Agreement constitutes the legal, valid and binding obligation of the Shareholders and SMG, enforceable against the Shareholders and SMG in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of SMG's articles of incorporation or bylaws, or (ii) any resolution adopted by SMG's shareholders, or SMG's board of directors or any committee of SMG's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which SMG, or any of the assets owned or used by SMG, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by SMG or that otherwise relates to SMG's business or to any of the assets owned or used by SMG;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by SMG (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of SMG).

Except as set forth in Part 2.22 of the Disclosure Schedule, SMG is not and will not be required to make any filing with or given any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.23 SOFTWARE. Part 2.23 of the Disclosure Schedule contains a complete list of all computer software which is material to SMG's business and which has been designed specifically for use, license or sale by SMG or as to which SMG claims any proprietary rights (the "Software"). Part 2.23 of the Disclosure Schedule lists all employees and independent contractors who participated materially in the creation or material modification of the Software. Except as described in Part 2.23 of the Disclosure Schedule, SMG is the exclusive owner or licensee of all patents, copyrights, trademarks, intellectual property rights, trade secrets and other proprietary information, processes, and formulae used in connection with the Software. All development or other work performed by employees, independent contractors or others in connection with the Software on behalf of SMG has been either (i) pursuant to a "work-for-hire" arrangement or agreement with SMG in accordance with applicable state and federal law, that has accorded SMG full, effective, exclusive and original ownership of all tangible and intangible property arising thereby or
(ii) subject to an executed instrument of assignment in favor of SMG that has conveyed to SMG full, effective and exclusive ownership of all tangible and intangible property arising in connection with the work performed. SMG has exclusive ownership, possession and control of all source codes, system documentation, statements of principles of operation, and schematics for all the Software that may be necessary to render such materials understandable and usable by a trained computer programmer. The Software is not in the public domain. SMG has taken adequate measures consistent with industry practice to safeguard the confidentiality of any confidential information or trade secrets relating to the Software. There are no licenses, covenants not to compete or other agreements or arrangements which restrict in any way SMG's right to further develop, market, license and use the Software. The Software performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free from material defects in programming or operation. To the knowledge of SMG and the Shareholders, SMG is not infringing or otherwise acting adversely to the right of any party under or in respect to the Software. There is no claim for damages or any proceeding pending, or to the knowledge of SMG and the Shareholders threatened, with respect thereto, and SMG and the Shareholders have no knowledge that any third party is infringing or otherwise acting adversely to the right of SMG under or in respect to any Software owned by SMG. All Software owned or developed by SMG that is licensed to third parties has been distributed pursuant to license agreements, substantially in the form attached on Part 2.23 of the Disclosure Schedule, and no person has been given or permitted to use any such Software unless such persons have executed a license agreement substantially in the form attached on Part 2.23 of the Disclosure Schedule.

     2.24 FULL DISCLOSURE.  This Agreement (including the Disclosure
Schedule) does not, and Shareholders' Closing Certificate (as defined in Section 6.4(f)) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF HALIS AND THE SUBSIDIARY

          HALIS and the Subsidiary, jointly and severally, represent and warrant to SMG and the Shareholders as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS; PRIVATE PLACEMENT MEMORANDUM.

          (a) HALIS has delivered to SMG accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by HALIS with the SEC between January 1, 1995 and the date of this Agreement (the "HALIS SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the HALIS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(ii) none of the HALIS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the HALIS SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of HALIS as of the respective dates thereof and the consolidated results of operations of HALIS for the periods covered thereby.

          (c) HALIS has delivered to SMG accurate and complete copies of its Private Placement Memorandum, dated September 11, 1996, and supplements thereto dated October 31, 1996, November 19, 1996 and January 16, 1997 (as supplemented, the "Placement Memorandum"). The Private Placement Memorandum contains no untrue statement of a material fact, nor does it omit to state a material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they made, not misleading.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. HALIS and the Subsidiary each have the absolute and unrestricted right, power and authority to perform their respective obligations under this Agreement; and the execution, delivery and performance by HALIS and the Subsidiary of this Agreement have been duly authorized by all necessary action on the part of HALIS and the Subsidiary and their respective boards of directors. This Agreement shall constitute the legal, valid and binding obligation of HALIS and the Subsidiary, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. The HALIS Common Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 INVESTMENT INTENT. HALIS is acquiring the stock of SMG pursuant to the Merger for its own accounts, with the intention of holding such stock for investment and not with the intention of participating directly in any resale or distribution of such stock.

     3.5 ARTICLES OF INCORPORATION AND BYLAWS OF SUBSIDIARY. True, complete and correct copies of the Articles of Incorporation and the Bylaws of the Subsidiary, together with all amendments through the date hereof, have been delivered to Cone.

     3.6 ORGANIZATION AND BUSINESS OF SUBSIDIARY. The Subsidiary was incorporated on December 16, 1996, for the specific purpose of the Merger contemplated pursuant to this Agreement. The Subsidiary has before the date hereof, and through the Closing Date will have, conducted no operations, no assets other than its initial capital, and incurred no liabilities. After the Closing Date through the Determination Period, unless Cone shall have otherwise consented in writing, the only business of the Surviving Corporation shall be the business of SMG substantially as conducted immediately prior to the Closing Date.

     3.7 OWNERSHIP OF SMG. HALIS owns all the issued and outstanding stock of the Subsidiary, and shall maintain the Subsidiary as the wholly owned subsidiary during the Determination Period. For a period of two years from the Closing Date, HALIS shall vote its shares of stock to elect Charles Cone, Jr. and a nominee of Charles Cone to the Board of Directors of the Surviving Corporation. During said two year period, the number of directors for the Surviving Corporation shall be five.

SECTION 4. CERTAIN COVENANTS OF SMG AND THE SHAREHOLDERS

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), SMG shall, and shall cause its Representatives to: (a) provide HALIS and HALIS's Representatives with reasonable access to SMG's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to SMG; and (b) provide HALIS and HALIS's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to SMG, and with such additional financial, operating and other data and information regarding SMG, as HALIS may reasonably request. Notwithstanding the provisions of Section 11.17, paragraph 7 of the letter agreement between SMG and HALIS dated July 29, 1996 ("Letter of Intent") shall remain in effect through the Closing Date and shall bind HALIS with respect to any Evaluation Material (as defined in the Letter of Intent) provided to HALIS or its Representatives during the Pre-Closing Period.

     4.2 OPERATION OF SMG'S BUSINESS. During the Pre-Closing Period, unless HALIS otherwise consents in writing:

          (a) Other than increasing its sales efforts and targeting more sales efforts to professional groups, SMG shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) SMG shall use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with SMG;

          (c) SMG shall keep in full force all insurance policies identified in
Part 2.18 of the Disclosure Schedule;

          (d) SMG shall cause its officers to report regularly to HALIS concerning the status of SMG's business;

          (e) SMG shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) SMG shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (g) neither SMG, nor any of the Shareholders shall amend or permit the adoption of any amendment to SMG articles of incorporation or bylaws, or effect or permit SMG to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) SMG shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) SMG shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of SMG during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

          (j) SMG shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or
(ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

          (k) SMG shall not, other than in the ordinary course of business consistent with past practice (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by SMG pursuant to Contracts that are not Material Contracts;

          (l) SMG shall not (i) lend money to any Person, or (ii) incur or guarantee any indebtedness, except that SMG may make routine borrowings in the ordinary course of business under its respective existing lines of credit or for operating capital from Cone not to exceed $25,000.

          (m) SMG shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee or employees whose aggregate annual compensation is expected to exceed $50,000;

          (n) SMG shall not change any of its methods of accounting or accounting practices in any respect;

          (o) SMG shall not make any Tax election;

          (p) SMG shall not commence or settle any Legal Proceeding;

          (q) SMG shall not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (r) SMG shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" of this Section 4.2.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, SMG and the Shareholders shall promptly notify HALIS in writing of:

               (i) the discovery by SMG or any of the Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by SMG or any of the Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by SMG or any of the Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or
     (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of SMG or any of the Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
     Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then SMG or the Shareholders shall promptly deliver to HALIS an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by SMG or any of the Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither SMG nor any of the Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than HALIS) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than HALIS) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than HALIS) relating to a possible Acquisition Transaction.

SMG shall promptly notify HALIS in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by SMG or any of the Shareholders during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use his, its or their best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. SMG shall promptly deliver to HALIS a copy of each such filing made, each such notice given and each such Consent obtained by SMG during the Pre-Closing Period. HALIS shall promptly deliver to SMG a copy of each such filing made, each such notice given and each such consent obtained by HALIS during the Pre-Closing Period.

     5.2  PUBLIC ANNOUNCEMENTS.

          (a) During the Pre-Closing Period, (a) neither SMG nor any of the Shareholders shall (and SMG shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without HALIS's prior written consent, and (b) HALIS will use reasonable efforts to consult with SMG prior to issuing any press release or making any public statement regarding the Merger.

          (b) During the Pre-Closing Period, neither HALIS nor the Subsidiary shall (and neither HALIS nor the Subsidiary shall permit any of their Representatives to) issue and press release or make any public statement regarding this Agreement for the Merger, or regarding any of the other transactions contemplated by this Agreement, without SMG's prior written consent, which consent shall not be unreasonably withheld; provided, however, HALIS may make such public statements and press releases as it may be required to make pursuant to any applicable securities laws if HALIS gives reasonable prior written notice of its intent to make such an announcement to SMG.

     5.3 BEST EFFORTS. During the Pre-Closing Period, (a) SMG and the Shareholders shall diligently attempt to cause the conditions set forth in
Section 6 to be satisfied on a timely basis, and (b) HALIS shall diligently attempt to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.4 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. At the Closing, Charles Cone, Jr. shall execute and deliver to HALIS an Employment Agreement in the form of Exhibit D-1 (the "Employment Agreement") and a Noncompetition Agreement in the form of Exhibit D-2 (the "Noncompetition Agreement").

     5.5 RELEASE. At the Closing, each of the Shareholders shall execute and deliver to HALIS a Release in the form of Exhibit E (the "Release").

     5.6 FIRPTA MATTERS. At the Closing, (a) SMG shall deliver to HALIS a statement (in such form as may be reasonably requested by counsel to HALIS) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) SMG shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     5.7 EMPLOYEE RETENTION. At the Closing, HALIS shall deliver to Ken Swinney, Chris Bentson, Cole Pate and Cone, in such respective amounts as Cone shall designate to HALIS in writing, non-qualified options to purchase an aggregate of 100,000 shares of HALIS Common Stock (the "Employee Options"), having an exercise price equal to the average of the bid and ask price of HALIS Common Stock on the Date of Closing, vesting in equal annual increments over a period of four years, and expiring in ten years.

     5.8 CAPITAL CONTRIBUTION. At or prior to the Closing, Cone shall deliver to HALIS a business plan (the "Surviving Corporation Business Plan") containing, among other things, projections of Cash Flow, Net Income and Revenues of the Surviving Corporation for the fiscal year ending December 31, 1997. If the Surviving Corporation Business Plan is reasonably acceptable to HALIS, HALIS agrees that it will make a capital contribution to the Surviving Corporation of not less than $200,000, which contribution shall be made on a schedule mutually agreed upon by HALIS and Cone. HALIS further agrees that during the Determination Period, (i) the Surviving Corporation shall operate its business in substantially the same manner as conducted by SMG immediately prior to the Closing Date, (ii) HALIS shall not require the Surviving Corporation to enter into any agreements with HALIS, any affiliate of HALIS, or with any third party, except such contracts as may occur in the ordinary course of business of the Surviving Corporation and only upon terms that would occur in an arm's length transaction between unrelated third parties, and (iii) subject to the reasonable policies and directives of the Board of Directors of the Surviving Corporation, Cone shall be given the freedom to manage the Surviving Corporation in accordance with the Surviving Corporation Business Plan or such other budget as may be mutually agreed upon by HALIS and Cone.

     5.9 INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement, HALIS and SMG shall jointly prepare an Information Statement relating to the approval of the Merger by the shareholders of SMG (the "Information Statement").

     5.10 ASSISTANCE IN STOCK SALES. HALIS agrees that subsequent to the Closing, HALIS will use commercially reasonable efforts to assist the Shareholders in selling shares of HALIS Common Stock received by the Shareholders pursuant to this Agreement having an aggregate value of up to $350,000, including but not limited to allowing the Shareholders to participate on a pro rata basis in the next private placement conducted by HALIS.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF HALIS AND THE SUBSIDIARY

     The obligations of HALIS and the Subsidiary to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by SMG and the Shareholders in this Agreement and in each of the other agreements and instruments delivered to HALIS in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule).

     6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that SMG or any of the Shareholders is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

      6.3 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.4 AGREEMENTS AND DOCUMENTS. HALIS shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) the Employment Agreement and the Noncompetition Agreement, executed by Charles Cone, Jr.;

          (b) a Release, executed by each of the Shareholders;

          (c) the statement referred to in Section 5.6, executed by SMG;

          (d) estoppel certificates, each dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to HALIS, executed by the Persons identified on Exhibit F and by such other Persons as HALIS may reasonably specify;

          (e) a legal opinion of Holland & Knight, dated as of the Closing Date, satisfactory in form and substance to HALIS and its counsel; and

          (f) a certificate executed by SMG and the Shareholders and containing the representation and warranty of SMG and the Shareholders that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 have been duly satisfied (the "SMG and Shareholders' Closing Certificate"); and

      6.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in SMG's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

      6.6 FIRPTA COMPLIANCE. SMG shall have filed with the Internal Revenue Service the notification referred to in Section 5.6.

      6.7 RULE 506. All applicable requirements of Rule 506 under the Securities Act shall have been satisfied.

      6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      6.9 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by SMG of any material right pertaining to its ownership of stock of the Surviving Corporation.

      6.10 COMPLETION OF DUE DILIGENCE. HALIS shall have completed its due diligence investigation of SMG and shall have been satisfied with the results thereof.

      6.11 SHAREHOLDER INVESTMENT CERTIFICATIONS. Shareholder Investment Certifications in the forms of Exhibit G executed by each of the Shareholders shall have been delivered to HALIS.

      6.12 EXISTING BANK INDEBTEDNESS. All existing indebtedness of SMG to Fidelity National Bank shall have been paid in full.

      6.13 EXISTING CONE INDEBTEDNESS. Cone shall have subscribed for additional shares of SMG Common Stock in consideration of the cancellation of all indebtedness (including unpaid principal and accrued interest to the date of subscription) of SMG to Cone.

SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SMG AND THE
            SHAREHOLDERS.

     The obligations of SMG and the Shareholders to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by HALIS and the Subsidiary in this Agreement and in each of the other agreements and instruments delivered to SMG in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

      7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that HALIS is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

      7.3 CONSENTS. All Consents required to be obtained in connection with the merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      7.4  AGREEMENTS AND DOCUMENTS.

           (a) HALIS and the Subsidiary shall have entered into the Employment Agreement described in Section 6.4(a);

           (b) SMG and the Shareholders shall have received a legal opinion of Smith, Gambrell & Russell in form and substance satisfactory to SMG and its counsel;

           (c) SMG and the Shareholders shall have received a certificate executed by HALIS and the Subsidiary, and containing the representation and warranty of HALIS and the Subsidiary that each of the representations and warranties set forth in Section 3 are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied (the "HALIS Closing Certificate"); and

           (d) HALIS shall have delivered to the beneficiaries thereof the Employee Options pursuant to Section 5.7.

      7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by SMG shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by SMG illegal.

      7.6 STOCK PRICE. The average of the bid and ask price for HALIS Common Stock for the ten trading days ending two days prior to the Closing Date shall be not less than $1.00.

      7.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in HALIS's business, condition, assets, liabilities, operations, financial performance or prospects, as described in the HALIS SEC Documents and the Private Placement Memorandum.

      7.8 RELEASES. Cone shall have received releases with respect to all guaranties by Cone of indebtedness of SMG.

SECTION 8. TERMINATION

      8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

           (a) by HALIS if HALIS reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of HALIS to comply with or perform any covenant or obligation of HALIS set forth in this Agreement);

            (b) by SMG if SMG reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of SMG or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to HALIS);

            (c) by HALIS at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

            (d) by SMG at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

            (e) by HALIS if the Closing has not taken place on or before February 15, 1997 (other than as a result of any failure on the part of HALIS to comply with or perform any covenant or obligation of HALIS set forth in this Agreement);

            (f) by SMG if the Closing has not taken place on or before February 15, 1997 (other than as a result of the failure on the part of SMG or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to HALIS);

            (g) by the mutual consent of HALIS and SMG; or

            (h) by HALIS under the circumstances described in Section 4.3(b).

      8.2 TERMINATION PROCEDURES. If HALIS wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), HALIS shall deliver to SMG a written notice stating that HALIS is terminating this Agreement and setting forth a brief description of the basis on which HALIS is terminating this Agreement. If SMG wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), SMG shall deliver to HALIS a written notice stating that SMG is terminating this Agreement and setting forth a brief description of the basis on which SMG is terminating this Agreement.

      8.3   EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11, as well as paragraph 7 of the Letter of Intent.

SECTION 9.  INDEMNIFICATION, ETC.

      9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the SMG Shareholders, HALIS and the Subsidiary contained in this Agreement shall survive the Closing and shall continue for a period of two years following the Closing Date; except that representations and warranties contained in Sections 2.6, 2.9, 2.14 and
2.15 shall survive until expiration of the applicable statutes of limitation for breach of such representations and warranties. The expiration of any representation or warranty shall not affect any party's right to claim indemnification for a breach of such representation or warranty, provided such party gives notice of such claim in accordance with the provisions of this
Section 9 prior to the expiration of such representation or warranty.

      9.2 SHAREHOLDERS' INDEMNITY AGREEMENT.  Subject to the provisions of
Section 9.6 hereof, the Shareholders (other than Burch G. Cameron), shall defend, indemnify and hold harmless HALIS and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, Damages, liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by HALIS, the Surviving Corporation or any of their respective directors, officers, employees, agents, affiliates, successors or assigns (a "Loss of HALIS") by reason of, resulting from, arising out of, based upon, awarded or asserted against or otherwise in respect of:

          (a) any period or periods of SMG ending prior to the Closing and which involve any claims against HALIS, SMG, the Surviving Corporation or their respective properties or assets, relating to actions or inactions of SMG or its respective officers, directors, shareholders, employees or agents prior to Closing, or the operation of the business of SMG prior to the Closing unless such liability was disclosed on the Company Financial Statements and adequate reserves were established therefor;

          (b) any breach of any representation and warranty contained in this Agreement or any misrepresentation in or omission on the part of SMG or the Shareholders contained in any certificate furnished or to be furnished to HALIS by SMG or the Shareholders pursuant to this Agreement;

          (c) any breach or nonfulfillment on the part of SMG or any of the Shareholders of any covenant contained in this Agreement;

          (d) the failure of SMG or any of the Shareholders to obtain, prior to the Closing Date, any consents, approvals and waivers of governmental agencies or entities, lessors, landlords, suppliers, and other third parties as may be necessary to permit the consummation of the Merger and to permit the Surviving Corporation to continue to operate the business of SMG in the manner presently conducted after the Closing Date;

          (e) the failure of the Surviving Corporation to collect any accounts receivable of SMG existing on the Closing Date, net of reserve for bad debts set forth in the Financial Statements, within 180 days following the Closing Date; provided however, that upon receipt of full payment from Shareholders, the Surviving Corporation shall reassign to the Shareholders any such account receivable;

          (f) any federal, state, local or foreign taxes, including any interest and penalties thereon, due from SMG or the Shareholders with respect to any period prior to the Closing Date, other than amounts accrued therefor on the Financial Statements.

      9.3 INDEMNITY AGREEMENT OF HALIS AND THE SURVIVING CORPORATION. HALIS and the Surviving Corporation shall indemnify and hold harmless the Shareholders (and their respective successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, Damages, liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder, and interest on any amount payable as a result of the foregoing) whether accrued, absolute, contingent, known, unknown or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Shareholders or its respective representatives or assigns, (a "Loss of Shareholders") by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

          (a) any period or periods of the Surviving Corporation beginning after the Closing and which involve any claims against the Shareholders or their respective assets relating to actions or inactions of HALIS or the Surviving Corporation or their respective officers, directors, shareholders, employees or agents after the Closing, or the operation of the Surviving Corporation after the Closing (except to the extent any of the foregoing arise from the acts or omissions of the Shareholders); and

          (b) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of HALIS or the Subsidiary contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the HALIS or the Subsidiary contained in any certificate furnished or to be furnished to the Shareholders by HALIS or the Subsidiary pursuant to this Agreement.

      9.4 INDEMNIFICATION PROCEDURE.

          (a) Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any damage, claim, loss, liability or expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"). The Notice of Claim shall specify, in all reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to notify, and only to the extent of such actual harm.

          (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Indemnitor is defending, in good faith, any such third party claim, the Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense. An Indemnitor may not settle or compromise any claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which the HALIS or the Surviving Corporation has indemnification rights against Cone hereunder will materially and adversely affect HALIS or the Surviving Corporation other than as a result of money damages or other payments, HALIS or the Surviving Corporation shall be entitled to conduct the defense of such claim at Cone's expense.

      9.5 SET-OFF. HALIS and the Surviving Corporation shall have the right to set-off and apply against any other amounts owing from HALIS or the Surviving Corporation to the Shareholders under any other agreement between HALIS or the Surviving Corporation and Shareholders, all sums in respect of which the Shareholders may be liable pursuant to Section 9.2 hereof, such right of set-off to be in addition to and not in lieu of or an election against any and all other remedies available to HALIS and the Surviving Corporation under this Agreement or at law or in equity.

      9.6 LIMITATIONS ON LIABILITY OF THE SHAREHOLDERS.

          (a) The Shareholders shall have no liability with respect to Losses of HALIS arising under subparagraphs (a), (b), or (d) of Section 9.2 until the total of all Losses of HALIS with respect thereto exceeds $100,000. If the aggregate Losses of HALIS exceed such $100,000 threshold, SMG and the Shareholders shall be liable for all Losses of HALIS to the extent (and only to the extent) Losses of HALIS exceed such $100,000 threshold.

          (b) Notwithstanding anything to the contrary within this Agreement, the obligations of the Shareholders to indemnify HALIS, SMG, the Subsidiary and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates, successors and assigns) are subject to the following provisions. The amount of any indemnification which may be claimed from the Shareholders hereunder shall be calculated to be the cost or loss to such party after giving effect to: (i) any insurance proceeds receivable by such party in relation to the matter which is the subject of such claim and (ii) the value of any related, determinable tax benefits realized, or which will (with reasonable certainty) be realized within a two year period following the date of incurring such loss or cost in relation to the matter which is the subject of such claim. HALIS agrees that it shall cause the Surviving Corporation to purchase and maintain for a period of at least two years after the Closing Date general comprehensive liability insurance (which shall contain endorsements providing for product liability insurance) with deductibles and limits of coverage equal or better to that presently maintained by SMG with an insurance company reasonably satisfactory to the Shareholders, providing coverage for claims arising from occurrences or matters occurring prior to the Closing Date.

            (c) Notwithstanding any of the other provisions of this Agreement or any Agreement, certificate or other document made in order to carry out the transactions contemplated herein, the maximum aggregate liability of the Shareholders in respect of all claims pursuant to this Agreement, whether for breach of representation and warranty, indemnification or otherwise, will be limited to an amount equal to the aggregate value of the Merger Consideration, determined as of the respective dates of issuance of the Initial Merger Consideration and the Contingent Merger Consideration, if any.


SECTION 10. REGISTRATION OF SHARES

      10.1 CERTAIN DEFINITIONS. As used in this Section 10, the following terms shall have the following respective meanings:

     "Registrable Securities" shall mean any of the HALIS Common Stock to be
      ----------------------
issued to the Shareholders in the Merger.

     "Initiating Holders" shall mean any holder or holders who in the aggregate
      ------------------
own not less than 50% of the aggregate number of Registrable Securities then existing, which have not previously been sold to the public.

     The terms "register", "registered" and "registration" refer to a
                --------    ----------       ------------
registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

     "Registration Expenses" shall mean all expenses incurred by HALIS in
      ---------------------
complying with this Section 10, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for HALIS, blue sky fees and expenses, and accountants' expenses including without limitation any special audits or "comfort" letters incident to or required by any such registration, and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions, and, as to any registration effected pursuant to Section 10.3, the reasonable fees and disbursements of one special counsel retained by the Holders of the Registrable Securities being registered.

      10.2  REGISTRATION UNDER SECURITIES ACT, ETC.

      Registration on Request.
      -----------------------

            (a) Request.  At any time during the period commencing January 1,
                -------
1998 and ending December 31, 1998, if HALIS has not caused the registration of all the Registrable Securities pursuant to Section 10.3 below, upon the written request of one or more Initiating Holders, requesting that HALIS effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities (but not less than 25% of the Registrable Securities outstanding) and specifying the intended method or methods of disposition thereof, HALIS will promptly, but in any event within 10 business days, give written notice of such requested registration to all holders of Registrable Securities and thereupon will use its best efforts to effect the registration under the Securities Act of:

            (i) the Registrable Securities which HALIS has been so requested to register by such Initiating Holders, for disposition in accordance with the intended method or methods of disposition stated in such request,

            (ii) all other Registrable Securities which HALIS has been requested to register by the holders thereof by written request delivered to HALIS within 10 days after the giving of such written notice by HALIS (which request shall specify the intended method or methods of disposition of such Registrable Securities), and

            (iii) all shares of HALIS Common Stock which HALIS may elect to register for its own account in connection with the offering of Registrable Securities pursuant to this Section 10.2,

all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that HALIS shall not be required to effect more than one
            --------
registration pursuant to this Section 10.2.

            (b) Registration Statement Form.  Each registration requested
                ---------------------------
pursuant to this Section 10.2 shall be effected by the filing of a registration statement on any form which HALIS is eligible to use, such form to be selected by HALIS, after consultation with counsel and after notice of such selection of such form is delivered to the holders of all Registrable Securities electing to participate in such registration; provided, however, that if the holders of at least a majority of the Registrable Securities as to which registration has been requested pursuant to this Section 10.2 shall so request, HALIS shall file such registration statement pursuant to the SEC's Rule 415, or any successor rule or regulation thereto, so as to permit the continuous or delayed offering of the Registrable Securities in accordance with the intended method of disposition specified in the Initiating Holder's notice pursuant to sub-section (a) of this
Section 10.2, but in no event shall

HALIS be required to maintain the effectiveness of such registration beyond the period specified in Section 10.4(b).

          (c) Expenses.  Except as otherwise prohibited by applicable law, HALIS
              --------
will pay all Registration Expenses in connection with the registration of Registrable Securities requested pursuant to this Section 10.2.

          (d) Effective Registration Statement.  A registration requested
              --------------------------------
pursuant to this Section 10.2 shall not be deemed to be effected unless it has been declared effective by the SEC or otherwise becomes effective, provided that
                                                                   --------
a registration which does not become effective after HALIS has substantially prepared and has filed or is in a position to file a registration statement with respect thereto solely by reason of the refusal to proceed of all of the Initiating Holders (other than any refusal to proceed based upon the advice of their counsel that the registration statement, or the prospectus contained therein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing) shall be deemed to have been effected by HALIS pursuant to this Section 10.2.

          (e) Registration Rights Exclusive.  HALIS will not register securities
              -----------------------------
for sale for the account of any person other than the holders of Registrable Securities, and will not, in any event, register any securities other than Registrable Securities, in any registration of Registrable Securities requested by one or more holders pursuant to this Section 10.2 (except for shares to be registered by or on behalf of HALIS where the underwriter, if any, does not object to the inclusion of such Company shares in the registration), unless, in each such case, permitted to do so by the written consent of such holders representing at least 51% (by number of shares) of the Registrable Securities as to which registration has been requested by such holders. HALIS will not grant to any Person the right to request a registration of securities prohibited by this subdivision (e).

          (f) Separate Transferability of Demand Registration Rights.  In
              ------------------------------------------------------
connection with the transfer of any portion or portions of the Registrable Securities, any Shareholder may, at its sole election, transfer the demand registration entitlement granted by this Section 10.2 to and for the exclusive benefit of the Registrable Securities so transferred or may retain one or both of such demand registration entitlements for the exclusive benefit of the holders of the retained Registrable Securities. In such event, the terms "Initiating Holders" and "Registrable Securities" shall, for the purposes of this Section 10.2, refer exclusively to the Registrable Securities for whose benefit such rights have been transferred or retained, as the case may be. Such Shareholders shall effect the transfer or retention of demand registration rights hereunder by giving notice to HALIS concurrently with any transfer of Registrable Securities. Once the Shareholder has made a transfer of Registrable Securities without retaining the exclusive benefit of such rights to its retained Registrable Securities, it shall not thereafter, without the express written consent of the subsequent holders of such transferred Registrable Securities, purport to grant or retain demand registration rights to the exclusive benefit of any subset of the Registrable Securities. Nothing contained in this Section 10.2(f) shall be construed to require HALIS to effect more than one such demand registration pursuant to Section 10.2.

      10.3  INCIDENTAL REGISTRATION.  (a) Right to Include Registrable
                                          ----------------------------
Securities.  If, at any time on or before December 31, 1997, HALIS proposes to
----------
register any of its equity securities under the Securities Act, whether or not for sale for its own account, or if either Larry Fisher or Paul Harrison proposes to register any of their HALIS Common Stock under the Securities Act for sale for his own account (HALIS, Fisher or Harrison, as the case may be, hereinafter in this Section 10 referred to as the "Registering Party"), on a form and in a manner which would permit registration of Registrable Securities held by any Shareholder for sale to the public under the Securities Act, the Registering Party will each such time give prompt written notice to all holders of Registrable Securities of his or its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of any such holder delivered to the Registering Party within ten (10) business days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method or methods of disposition thereof), the Registering Party will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Registering Party has been so requested to register by the holders of Registrable Securities (hereinafter "Requesting Holder"), to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:
--------

          (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, the Registering Party shall determine for any reason not to register such securities, the Registering Party may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided in subdivision (b) of this Section 10.3);

          (ii) if (A) the registration so proposed by the Registering Party involves an underwritten offering of the securities so being registered, whether or not for sale for the account of HALIS, to be distributed by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, (B) the Registering Party proposes that the securities to be registered in such underwritten offering will include all of the Registrable Securities requested to be so included, and (C) the managing underwriter of such underwritten offering shall advise the Registering Party in writing that, in its judgment, the distribution of all or a specified portion of such Registrable Securities concurrently with the securities being distributed by such underwriters will materially adversely affect the distribution of such securities by such underwriters (such written advice to state the reasons therefor), then the Registering Party will promptly furnish each such holder of Registrable Securities with a copy of such opinion and may require, by written notice to each such holder accompanying such written advice, that the distribution of all or a specified portion of such Registrable Securities be excluded from such distribution. In the case of an exclusion of a portion of such Registrable Securities for a registration by HALIS of its securities for its own account, HALIS shall cause the portion of the Registerable Securities to be excluded (together with all other securities to be registered by holders other than the Shareholders) to be allocated among the Shareholders (and such other holders) in proportion to the respective number of shares of Registrable Securities and shares of other securities so requested to be registered by the Shareholders and such other holders. In the case of an exclusion of a portion of such Registrable Securities in the case of a registration by either Larry Fisher or Paul Harrison of securities for their own account, Larry Fisher or Paul Harrison, as the case may be, shall reduce the number of shares they wish to register, and the reduction of shares to be registered shall be allocated in proportion to the respective number of shares of Registrable Securities so requested to be registered by the Shareholders and the number of shares attempted to be registered by Larry Fisher or Paul Harrison; and

           (iii) HALIS shall not be obligated to effect any registration of Registrable Securities under this Section 10.3 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans or incidental to the registration of any non-equity securities not convertible into equity securities.

     (b)   Expenses.  Except as otherwise prohibited by applicable law, the
           --------
Registering Party will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 10.

      10.4 REGISTRATION PROCEDURES. If and whenever HALIS is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 10.2, HALIS will promptly:

           (a) prepare and (in any event within sixty (60) days of the last date on which the holders of Registrable Securities may notify HALIS of their request to include their Registrable Securities in such registration in accordance herewith) file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective;

           (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of such time as all of such Registrable Securities and securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of one hundred twenty (120) days after such registration statement becomes effective; and will furnish, upon request, to each such seller and each Requesting Holder prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any such amendment or supplement to which any such seller or holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

          (c) furnish to each seller of such Registrable Securities and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents, if any, incorporated by reference in such registration statement or prospectus, and such other documents, as such seller or Requesting Holder may reasonably request;

          (d) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of the states of the United States as each seller shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that HALIS shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent general service of process in any such jurisdiction;

          (e) upon request, furnish to each seller of Registrable Securities and each Requesting Holder a signed counterpart, addressed to such seller and such holder, of (i) an opinion of counsel for HALIS, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), and (ii) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified HALIS's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as the principal underwriter for such sellers or such holders may reasonably request;

          (f) immediately notify each seller of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, which untrue statement or omission requires amendment of the registration statement or supplementation of the prospectus, and at the request of any such seller or holder, prepare and furnish to such seller and holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such registrable Securities, such prospectus shall not include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, however, that each holder of Registrable Securities registered pursuant to such registration statement agrees that he or it will not sell any Registrable Securities pursuant to such registration statement during the time that HALIS is preparing and filing with the SEC a supplement to or an amendment of such prospectus or registration statement.

           (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

           (h) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

           (i) use its best efforts to list all Common Stock covered by such registration statement on each securities exchange on which any of the HALIS Common Stock is then listed or, if HALIS Common Stock is not then quoted on NASDAQ or listed on any national securities exchange, use its best efforts to have such HALIS Common Stock covered by such registration statement quoted on NASDAQ or, at the option of HALIS, listed on a national securities exchange.

HALIS may require each seller of Registrable Securities as to which any registration is being effected to furnish HALIS such information regarding such seller and the distribution of such securities as HALIS may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection therewith.

      10.5 UNDERWRITTEN OFFERINGS.

           (a) Underwritten Offerings Exclusive.  Whenever a registration
               --------------------------------
requested by one or more Holders pursuant to Section 10.2 is for an underwritten offering, only shares of Registrable Securities which are to be distributed by the underwriters designated by such holders may be included in such registration, unless such holders shall have permitted other securities to be included in such registration as provided in Section 10.2(e). If such holders shall determine that the number of shares of Registrable Securities and any such other securities to be sold in any such underwritten offering should be limited due to market conditions or otherwise, HALIS shall include in such registration to the extent of the number which HALIS is so advised can be sold in such offering (i) first, Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares of such securities requested to be included by such holders, and (ii) second, other securities of HALIS proposed to be included in such registration, in accordance with the priorities, if any, then existing among HALIS and the holders of such securities.

          (b) Underwriting Agreement.  If requested by the underwriters for any
              ----------------------
underwritten offering of Registrable Securities on behalf of a holder or holders of Registrable Securities pursuant to a registration requested under Section 10.2, HALIS will enter into an underwriting agreement reasonably acceptable to HALIS with such underwriters for such offering, such agreement to contain such representations and warranties by HALIS and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities to the effect and to the extent provided in Section 10.2. The holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, HALIS to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities. Such holders of Registrable Securities shall not be required by HALIS to make any representations or warranties to or agreements with HALIS or the underwriters other than reasonable representations, warranties or agreements (including indemnity agreements customary in secondary offerings) regarding such holder, such holder's Registrable Securities and such holder's intended method or methods of disposition and any other representation required by law.

          (c) Incidental Underwritten Offerings.  If a Registering Party at any
              ---------------------------------
time proposes to register any of its securities under the Securities Act as contemplated by Section 10.3 and such securities are to be distributed by or through one or more underwriters, the Registering Party will use its best efforts, if requested by any holder of Registrable Securities who requests incidental registration of Registrable Securities in connection therewith pursuant to Section 10.3, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by or through such underwriters, provided that, for
                                                              --------
purposes of this sentence, best efforts shall not require the Registering Party to reduce the amount or sale price of such securities proposed to be distributed by or through such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Registering Party and such underwriters and the representations and warranties by, and the other agreements on the part of, the Registering Party to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities, and the Registering Party will cooperate with such holders of Registrable Securities to the end that the conditions precedent to the obligations of such holders of Registrable Securities under such underwriting agreement shall not include conditions that are not customary in underwriting agreements with respect to combined primary and secondary distributions and shall be otherwise satisfactory to such holders. Such holders of Registrable Securities shall not be required by the Registering Party to make any representations or warranties to or agreements with the Registering Party or the underwriters other than reasonable representations, warranties or agreements (including indemnity agreements customary in secondary offerings) regarding such holder, such holder's Registrable Securities and such holder's intended method or methods of distribution and any other representation required by law.

          (d)  Selection of Underwriters.  Whenever a registration requested
               -------------------------
pursuant to Section 10.2 is for an underwritten offering, the holders of a majority of the Registrable Securities included in such registration shall have the right to select the managing underwriter(s) to administer the offering, after consulting with HALIS as to such selection and subject to the approval of HALIS, which approval will not be unreasonably withheld. If HALIS at any time proposes to register any of its securities under the Securities Act for sale for its own account and such securities are to be distributed by or through one or more underwriters, the selection of the managing underwriter(s) shall be made by HALIS and notice of the selection thereof delivered to the holders of all Registrable Securities eligible to participate in such registration.

          (e)  Holdback Agreements.  (i) If any registration pursuant to Section
               -------------------
10.2 or 10.3 shall be in connection with an underwritten public offering, each holder of Registrable Securities agrees by acquisition of such Registrable Securities, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within seven days prior to the effective date of such registration statement or 120 days after the effective date of such registration statement.

          (ii) HALIS agrees (A) not to effect any public sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the seven days prior to and the earlier of 90 days after any underwritten registration pursuant to Section 10.2 or 10.3 has become effective and the date on which all securities under such registration statement are sold, except as part of such underwritten registration and except pursuant to registrations on Form S-8 or any successor thereto, and (B) use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from HALIS at any time after the date of this Agreement (other than in a public offering) to agree not to effect any such public sale or distribution of such securities during such period.

     10.6 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, HALIS will give the holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, each Requesting Holder, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of HALIS with its officers and the independent public accountants who have certified its financial statements as shall be necessary in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. To minimize disruption and expense to HALIS during the course of the registration process, sellers of Registrable Securities to be covered by any such registration statement shall coordinate their investigation and due diligence efforts hereunder and, to the extent practicable, will act through a single set of counsel and a single set of accountants.

     10.7 INDEMNIFICATION.

          (a) Indemnification by HALIS.  In the event of any registration of any
              ------------------------
securities of HALIS under the Securities Act, HALIS will, and hereby does (or in the case of a registration by Larry Fisher and Paul Harrison for their own account, Fisher and Harrison will and hereby do), indemnify and hold harmless in the case of any registration statement filed pursuant to Section 10.2 or 10.3, the seller of any Registrable Securities covered by such registration statement, its directors, trustees and officers, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses, joint or several, to which such seller or Requesting Holder or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and HALIS (or Larry Fisher or Paul Harrison, as the case may be) will reimburse such seller, Requesting Holder and each such director, trustee, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that HALIS (or Larry
                                                   --------
Fisher or Paul Harrison, as the case may be) shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to HALIS (or Larry Fisher or Paul Harrison, as the case may be) through an instrument duly executed by such seller or such Requesting Holder or any such director, trustee, officer, participating person or controlling person specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or such Requesting Holder or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such seller. HALIS shall agree to make provision for contribution relating to such indemnity as shall be reasonably requested by any seller of Registrable Securities or the underwriters.

          (b) Indemnification by the Sellers.  HALIS may require (or in the case
              ------------------------------
of a registration by Larry Fisher or Paul Harrison for their own account, Fisher and Harrison may require), as a condition to including any Registrable Securities in any registration statement filed pursuant to sections 10.2 or 10.3, that HALIS (or Larry Fisher or Paul Harrison, as the case may be) shall have received an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this section 10.7) HALIS (or Larry Fisher or Paul Harrison, as the case may be), each director of HALIS, each officer of HALIS who shall sign such registration statement and each other person, if any, who controls HALIS within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to HALIS (or Larry Fisher or Paul Harrison, as the case may be) through an instrument only executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of HALIS or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

          (c) Notice of Claims, etc.  Promptly after receipt by an indemnified
              ----------------------
party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this section 10.7, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice
             --------
as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 10.7. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonable satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (d) Other Indemnification.  Indemnification similar to that specified
              ---------------------
in the preceding subdivisions of this section 10.7 (with appropriate modifications) shall be given by HALIS (or Larry Fisher or Paul Harrison, as the case may be) and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation of governmental authority other than the Securities Act.

          (e) Indemnification Payments.   The indemnification required by this
              ------------------------
section 10.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

      10.8 AMENDMENTS AND WAIVERS. The provisions of this Section may be amended and HALIS (or Larry Fisher or Paul Harrison, as the case may be) may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if HALIS shall have obtained the written consent to such amendment, action or omission to act, of the holder or holders of 51% or more of the shares of Registrable Securities (and, in the case of any amendment, action or omission to act which adversely affects any specific holder of Registrable Securities or a specific group of holders of Registrable Securities, the written consent of each such holder or holders of 51% or more of the Registrable Securities held by such group). Each holder of any Registrable Securities at the time shall be bound by any consent authorized by this section 10.8, whether or not such Registrable Securities shall have been marked to indicate such consent.

      10.9 NOMINEES FOR BENEFICIAL OWNERS. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, HALIS (or Fisher or Harrison, as the case may be) may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

SECTION 11.   MISCELLANEOUS PROVISIONS

      11.1 SHAREHOLDERS' AGENT. The Shareholders hereby irrevocably appoint Charles Cone, Jr. as their agent for purposes of Sections 1.8, 9 and 11.10(c) (the "Shareholders' Agent"), and Charles Cone, Jr. hereby accepts this appointment as the Shareholders' Agent. HALIS shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Sections 1.8, 9 and 11.10(c), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders' Agent, as fully binding upon such Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the Shareholders shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify HALIS of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Sections 1.8, 9 and 11.10(c). If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholders.

      11.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      11.3 FEES AND EXPENSES. Subject to Section 9, all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other parties' business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger shall be paid: (i) by HALIS, if incurred by HALIS or the Subsidiary; and (ii) by SMG, if incurred by SMG or the Shareholders; provided, however, that SMG shall not incur any additional debt, defer the payment of any expenses, or take any other action not in the ordinary course of business for the purpose of providing funds for the payment of such expenses. Notwithstanding anything to the contrary in this agreement, any such expenses paid by SMG, whether before or after the Closing Date, shall not be an expense or charge, and shall not be included as such, in the calculation of Cash Flow, Net Income or Revenues for purposes of Section 1.8(d).

      11.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      11.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to HALIS:

                 HALIS, Inc.
                 1950 Spectrum Circle, Suite 400
                 Marietta, Georgia 30067
                 Attention: President
                 Facsimile: (770) 857-4454
            with a copy to:

                 Smith, Gambrell & Russell
                 3343 Peachtree Road, N.E.
                 Suite 1800
                 Atlanta, Georgia 30326-1010
                 Attn: William L. Meyer, Esq.
                 Facsimile:  (404) 264-2652

            if to SMG :

                 Software Manufacturing Group, Inc.
                 7840 Roswell Road, Suite 304
                 Atlanta, Georgia 30350
                 Attn:  Charles Cone, Jr.
                 (770) 399-5073

            with a copy to:

                 Holland & Knight
                 Suite 2000
                 One Atlantic Center
                 1201 West Peachtree Street, N.E.
                 Atlanta, Georgia 30309-3400
                 Attn: Kenneth F. Antley, Esq.
                 (404) 881-0470

            if to any of the Shareholders:

                 c/o Charles Cone, Jr.
                 6900 Hunters Knoll
                 Atlanta, Georgia 30328

      11.6 CONFIDENTIALITY. On and at all times after the Closing Date, SMG and each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in SMG or such Shareholder's possession that relates to the business of HALIS or the Subsidiary.

      11.7  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

      11.8 HEADINGS. The bold-faced Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      11.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      11.10 GOVERNING LAW; VENUE.

            (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without giving effect to principles of conflicts of laws).

            (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought to or otherwise commenced in any state or federal court located in Cobb County, Georgia. Each party to this Agreement:

                (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Cobb County, Georgia (and each appellate court located in the State of Georgia) in connection with any such legal proceeding;

                (ii) agrees that each state and federal court located in Cobb County, Georgia shall be deemed to be a convenient forum; and

                (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Cobb County, Georgia, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c) The Shareholders irrevocably constitute and appoint the Shareholders' Agent as their agent to receive notices hereunder and service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

      11.11 SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon:
SMG and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); HALIS and its successors and assigns (if any); and the Subsidiary and its successors and assigns (if any). This Agreement shall inure to the benefit of: SMG; the Shareholders; HALIS; the Subsidiary;
and the respective successors, heirs personal representatives and assigns (if any) of the foregoing. Following the Merger, HALIS may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      11.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

      11.13 WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      11.14 AMENDMENTS. Subject to Section 10.9, this Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

      11.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.16 PARTIES IN INTEREST. Except for the provisions of Sections 9 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors, heirs, personal representatives and assigns (if any).

      11.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including without limitation the Letter of Intent (other than paragraph 7 thereof, which shall survive to the extent provided herein).

      11.18 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                        [SIGNATURES ON FOLLOWING PAGES]

     The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                "HALIS"
                                HALIS, INC., a Georgia corporation


                                By: /s/ Larry Fisher
                                    ------------------------------
                                Its:
                                    ------------------------------

                                "SUBSIDIARY"
                                SMG Acquisition Co., a Georgia corporation


                                By: /s/ Larry Fisher
                                    ------------------------------
                                Title:
                                      ----------------------------


                                "SMG"
                                Software Manufacturing Group, Inc.,
                                a Georgia corporation


                                By: /s/ James H. Whitmire
                                    ------------------------------
                                Its: President
                                    ------------------------------


                                "THE SHAREHOLDERS"


                                /s/ Charles Cone, Jr.             (SEAL)
                                ----------------------------------
                                Charles Cone, Jr.


                                /s/ Chris Bentson                 (SEAL)
                                ----------------------------------
                                Chris Bentson


                                /s/ Burch G. Cameron              (SEAL)
                                ----------------------------------
                                Burch G. Cameron


                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                                /s/ W. Gerry Howe                 (SEAL)
                                ----------------------------------
                                W. Gerry Howe


                                /s/ James H. Whitmire             (SEAL)
                                ----------------------------------
                                James H. Whitmire


SOLELY WITH RESPECT TO THE PROVISIONS OF
SECTION 10 APPLICABLE TO PAUL W. HARRISON
AND  LARRY FISHER, AGREED TO AND ACCEPTED
AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.


/s/ Paul W. Harrison
---------------------------------
Paul W. Harrison


/s/ Larry Fisher
---------------------------------
Larry Fisher

                                   EXHIBIT A

               Shareholders of Software Manufacturing Group, Inc.


Names
-----

James H. Whitmire
Burch G. Cameron
W. Gerry Howe
Chris Bentson
Charles Cone, Jr.

                                   EXHIBIT B

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit B):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of SMG's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of SMG or HALIS, as the case may be; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or otherwise relating to, any capital stock or other equity security of SMG or HALIS, as the case may be; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of SMG or HALIS, as the case may be; or

          (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving SMG or HALIS, as the case may be.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which SMG is a party; (b) by which SMG or any of its assets are or may become bound or under which SMG has, or may become subject to, any obligation; or (c) under which SMG has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to SMG or otherwise used by SMG.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to HALIS on behalf of SMG and the Shareholders.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security), any restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on SMG if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Shareholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on SMG's business, condition, assets, liabilities, operations, financial performance or prospects.

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, asbestos, PCBs, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES "Representatives" shall mean officers, directors, employees, agents, attorneys, accounts, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.